SUBADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of this 17th day of December, 2015, by and between JNF ADVISORS, INC. (the “Adviser”), a Delaware corporation registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) located at 10350 Ormsby Park Place, Louisville, Kentucky 40223 (the “Adviser”), Exceed Advisory LLC, a Delaware limited liability company registered under the Advisers Act, located at 28 West 44 Street, 16th Floor, New York, New York 10036 (“Exceed”), and FIRST PRINCIPLES CAPITAL MANAGEMENT, LLC (“FPCM”), a New York limited liability company registered under the Advisers Act, located at 140 Broadway, 21st Floor, New York, New York 10005, with respect to each Fund listed on Schedule A hereto (each, a “Fund”), each a series of the NORTHERN LIGHTS VARIABLE TRUST, a Delaware statutory trust (the “Trust”).

WITNESSETH:

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has, pursuant to an Investment Advisory Agreement with the Trust dated as of the 26th day of February, 2014, as amended (the “Advisory Agreement”), been retained to act as investment adviser for each Fund listed on Schedule A hereto;

WHEREAS, the Adviser represents that the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, Exceed has, pursuant to a Subadvisory Agreement with the Adviser dated as of the 17th day of December, 2015, as amended (the “Subadvisory Agreement”), been retained to act as investment subadviser for each Fund listed on Schedule A hereto;

WHEREAS, Adviser and Exceed represents that the Subadvisory Agreement permits the Adviser to delegate certain of its duties under the Subadvisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser and Exceed desire to retain FPCM to assist in the provision of a continuous investment program for that portion of each Fund’s assets that the Adviser, in consultation with Exceed, will assign to FPCM, and FPCM is willing to render such services subject to the terms and conditions set forth in this Agreement,

NOW, THEREFORE, the parties do mutually agree and promise as follows with respect to each Fund:

1.                  Appointment as Subadviser. Adviser hereby appoints FPCM to act as investment adviser for and to manage the assets of each Fund allocated to it by the Adviser (the “FPCM Assets”), subject to the supervision of the Adviser, Exceed, and the Board of Trustees of the Trust and subject to the terms of this Agreement; and FPCM hereby accepts such appointment. In such capacity, FPCM shall be responsible for the investment management of FPCM Assets. It is recognized that FPCM and certain of its affiliates may act as investment adviser to one or more other investment companies and other managed accounts and that the Adviser, Exceed and the Trust do not object to such activities.

2.                  Duties of Subadviser.

(a)                Investments. FPCM is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of each Fund as set forth in the Funds’ prospectus (“Prospectus”) and statement of additional information (“SAI”) as currently in effect and, as soon as practical after the Trust, a Fund, the Adviser or Exceed notifies FPCM in writing thereof, as supplemented or amended from time to time and subject to the written directions of the Adviser, Exceed, and the Trust’s Board of Trustees, to monitor on a continuous basis the performance of FPCM Assets and to conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of FPCM Assets. The Adviser and Exceed agree to provide FPCM with such assistance as may be reasonably requested by FPCM in connection with FPCM’s activities under this Agreement, including, without limitation, providing information concerning each Fund, its funds available, or to become available, for investment and generally as to the conditions of the Fund’s or the Trust’s affairs.

(b)               Compliance with Applicable Laws and Governing Documents. In the performance of its services under this Agreement, FPCM shall act in conformity with the Prospectus, SAI and the Trust’s Agreement and Declaration of Trust and By-Laws as currently in effect and, as soon as practical after the Trust, a Fund, the Adviser, or Exceed notifies FPCM in writing thereof, as supplemented, amended and/or restated from time to time (referred to hereinafter as the “Declaration of Trust” and “By-Laws,” respectively) and with the instructions and directions received in writing from the Adviser, Exceed, or the Trustees of the Trust and will conform to, and comply with, as applicable, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations. Without limiting the preceding sentence, the Adviser or Exceed promptly shall notify FPCM as to any act or omission of FPCM hereunder that the Adviser or Exceed reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Trust’s Declaration of Trust and By-Laws, the Prospectus and the SAI, the instructions and directions received in writing from the Adviser, Exceed, or the Trustees of the Trust, the 1940 Act, the Code, and all other applicable federal and state laws and regulations. Notwithstanding the foregoing, the Adviser shall remain responsible for ensuring each Fund’s and the Trust’s overall compliance with the 1940 Act, the Code and all other applicable federal and state laws and regulations and FPCM is only obligated to comply with this subsection (b) with respect to FPCM Assets. The Adviser or Exceed will promptly provide FPCM with a copy of the minutes of the meetings of the Board of Trustees of the Trust to the extent they may affect a Fund or the services of FPCM, copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which FPCM may reasonably request to enable it to perform its functions under this Agreement.

The Adviser shall perform quarterly and annual tax compliance tests to ensure that each Fund is in compliance with Subchapter M of the Code. In this regard, the Adviser acknowledges that FPCM shall rely completely upon the Adviser’s determination of whether and to what extent a Fund is in compliance with Subchapter M of the Code and that FPCM has no separate and independent responsibility to test the Fund for such compliance. In connection with such compliance tests, the Adviser shall inform FPCM in writing at least ten (10) business days prior to a calendar quarter end if FPCM Assets are out of compliance with the diversification requirements under Subchapter M. If the Adviser or Exceed notifies FPCM in writing that FPCM Assets are not in compliance with such requirements noted above, FPCM will take prompt action to bring FPCM Assets back into compliance within 30 days after the close of the quarter, the time permitted under the Code, or, if the Code is amended, such other time permitted under the Code.

The Adviser or Exceed will provide FPCM with reasonable advance written notice of any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus and SAI, and FPCM shall, in the performance of its duties and obligations under this Agreement, manage FPCM Assets consistent with such changes, provided that FPCM has received prompt notice of the effectiveness of such changes from the Trust, the Adviser, or Exceed. In addition to such notice, the Adviser or Exceed shall provide to FPCM a copy of a modified Prospectus and SAI reflecting such changes. The Adviser acknowledges and will ensure that the Prospectus and SAI will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust or the Funds, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that FPCM shall have no liability in connection therewith, except as to the accuracy of material information furnished in writing by FPCM to the Trust or to the Adviser specifically for inclusion in the Prospectus and SAI. FPCM hereby agrees to provide to the Adviser in a timely manner such information relating to FPCM and its relationship to, and actions for, the Trust as may be required to be contained in the Prospectus, SAI or in the Trust’s Registration Statement on Form N-1A and any amendments thereto.

(c)                Voting of Proxies., The Adviser hereby delegates to Exceed discretionary authority to exercise voting rights with respect to the securities and other investments in FPCM Assets and authorizes Exceed to delegate further such discretionary authority to a designee identified in a notice given to the Trust and the Adviser. Exceed, including without limitation its designee, shall have the power to vote, either in person or by proxy, all securities in which FPCM Assets may be invested from time to time, and shall not be required to seek or take instructions from, the Adviser, FPCM, the Fund(s) or the Trust or take any action with respect thereto.

Exceed has established a written procedure for proxy voting in compliance with current applicable rules and regulations, including but not limited to Rule 30b1-4 under the 1940 Act. Exceed will provide the Adviser or its designee, a copy of such procedure and establish a process for the timely distribution of Exceed’s voting record with respect to a Fund’s securities and other information necessary for the Fund to complete information required by Form N-1A under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), Form N-PX under the 1940 Act, and Form N-CSR under the Sarbanes-Oxley Act of 2002, as amended, respectively.

(d)               Agent. Subject to any other written instructions of the Adviser, Exceed, or the Trust, FPCM is hereby appointed the Adviser’s, Exceed’s, and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as FPCM shall be requested by brokers, dealers, counterparties and other persons in connection with its management of FPCM Assets. .

(e)                Brokerage. FPCM is authorized, subject to the supervision of the Adviser and Exceed and the plenary authority of the Trust’s Board of Trustees, to establish and maintain accounts on behalf of each Fund with, and place orders for the investment and reinvestment, including without limitation purchase and sale of FPCM Assets with or through, such persons, brokers (including, to the extent permitted by applicable law, any broker affiliated with FPCM) or dealers (collectively “Brokers”) as FPCM may elect and negotiate commissions to be paid on such transactions. FPCM, however, is not required to obtain the consent of the Adviser, Exceed, or the Trust’s Board of Trustees prior to establishing any such brokerage account. FPCM shall place all orders for the purchase and sale of portfolio investments for a Fund’s account with Brokers selected by FPCM. In the selection of such Brokers and the placing of such orders, FPCM shall seek to obtain for each Fund best execution, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below. In using its reasonable efforts to obtain for each Fund best execution, FPCM, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the Broker involved, and the quality of service rendered by the Broker in other transactions. FPCM shall not consider a Broker’s sale of Fund shares when selecting the Broker to execute trades. Notwithstanding the foregoing, none of the Trust, a Fund, the Adviser, or Exceed shall instruct FPCM to place orders with any particular Broker(s) with respect to FPCM Assets. Subject to such policies as the Trustees may determine, or as may be mutually agreed to by the Adviser and FPCM, FPCM is authorized but not obligated to cause, and shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused, a Fund to pay a Broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to FPCM an amount of commission for effecting a FPCM Assets investment transaction that is in excess of the amount of commission that another Broker would have charged for effecting that transaction if, but only if, FPCM determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such Broker viewed in terms of either that particular transaction or the overall responsibility of FPCM with respect to the accounts as to which it exercises investment discretion. It is recognized that the services provided by such Brokers may be useful to FPCM in connection with FPCM’s services to other clients.

On occasions when FPCM deems the purchase or sale of a security to be in the best interests of a Fund with respect to FPCM Assets as well as other clients of FPCM, FPCM, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by FPCM in the manner FPCM considers to be the most equitable and consistent with its fiduciary obligations to a Fund and to such other clients. It is recognized that in some cases, this procedure may adversely affect the price paid or received by a Fund or the size of the position obtainable for, or disposed of by, the Fund with respect to FPCM Assets.

(f)                Securities Transactions. FPCM and any affiliated person of FPCM will not purchase securities or other instruments from or sell securities or other instruments to the Funds; provided, however, FPCM or any affiliated person of FPCM may purchase securities or other instruments from or sell securities or other instruments to the Funds if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder.

FPCM, on its own behalf and with respect to its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act), agrees to observe and comply with Rule 17j-1 and its Code of Ethics (which shall comply in all material respects with Rule 17j-1), as the same may be amended from time to time. On at least an annual basis, FPCM will certify to the Adviser and the Trust that FPCM has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of FPCM’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser or Exceed, FPCM shall permit the Adviser or Exceed, its employees or its agents to examine the reports required to be made by FPCM pursuant to Rule 17j-1(c)(1). FPCM will have also provided a copy of its Code of Ethics to the Trust’s Board of Trustees no later than the date of execution of this agreement and subsequently within six months of any material change thereto.

(g)               Books and Records. FPCM or the Fund’s third party service providers shall maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder pertaining to FPCM Assets (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions. FPCM acknowledges that each Fund’s Records are property of the Trust; except to the extent that FPCM is required to maintain the Fund’s Records under the Advisers Act or other applicable law and except that FPCM, at its own expense, is entitled to make and keep a copy of the Fund’s Records for its internal files. Each Fund’s Records, maintained by FPCM, shall be available to the Adviser, Exceed, or the Trust at any time upon reasonable request during normal business hours and shall be available for telecopying promptly to the Adviser and Exceed during any day that the Fund is open for business as set forth in the Prospectus.

(h)               Information Concerning FPCM Assets and FPCM. From time to time as the Adviser, Exceed, or the Trust reasonably may request in good faith, FPCM will furnish the requesting party reports on portfolio transactions and reports on FPCM Assets, all in such reasonable detail as the parties may reasonably agree in good faith. FPCM will also inform the Adviser and Exceed in a timely manner of material changes in portfolio managers responsible for FPCM Assets, any changes in the ownership or management of FPCM, or of material changes in the control of FPCM. Upon the Trust’s, the Adviser’s, or Exceed’s reasonable request, FPCM will make available its officers and employees to meet with the Trust’s Board of Trustees to review FPCM Assets via telephone or in person on a periodic basis as mutually agreed upon by the parties.

Subject to the other provisions of this Agreement, FPCM will also provide such information or perform such additional acts with respect to FPCM Assets as are reasonably required for the Trust or the Adviser to comply with their respective obligations under applicable laws, including without limitation, the Code, the 1940 Act, the Advisers Act, and the Securities Act, and any rule or regulation thereunder.

(i)                 Custody Arrangements. The Trust, the Adviser, or Exceed shall notify FPCM of the identities of its custodian banks and the custody arrangements therewith with respect to FPCM Assets and shall give FPCM written notice of any changes in such custodian banks or custody arrangements. FPCM shall on each business day provide the Adviser, Exceed, and the Trust’s custodian such information as the Adviser, Exceed, and the Trust’s custodian may reasonably request in good faith relating to all transactions concerning FPCM Assets. The Trust shall instruct its custodian banks to (A) carry out all investment instructions as may be directed by FPCM with respect to FPCM Assets (which instructions may be orally given if confirmed in writing); and (B) provide FPCM with all operational information necessary for FPCM to trade FPCM Assets on behalf of each Fund. FPCM shall have no liability for the acts or omissions of the authorized custodian(s), unless such act or omission is required by and taken in reliance upon instructions given to the authorized custodian(s) by a representative of FPCM properly authorized (pursuant to written instruction by the Adviser or Exceed) to give such instructions.

3.                  Independent Contractor. In the performance of its services hereunder, FPCM is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust, the Adviser, or Exceed in any way or otherwise be deemed an agent of a Fund, the Trust, the Adviser, or Exceed.

4.                  Expenses. During the term of this Agreement, FPCM will pay all expenses incurred by it in connection with its activities under this Agreement. FPCM shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. FPCM shall not be responsible for the Trust’s, the Funds’, the Adviser’s, or Exceed’s expenses, which shall include, but not be limited to, the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for a Fund and any losses incurred in connection therewith, expenses of holding or carrying FPCM Assets, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to FPCM Assets, organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of FPCM); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Funds’ custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of each Fund for sale in the various states; freight and other charges in connection with the shipment of each Fund’s portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses. The Trust, the Adviser, or Exceed, as the case may be, shall reimburse FPCM for any expenses of a Fund, the Adviser, or Exceed as may be reasonably incurred by FPCM on behalf of a Fund or the Adviser. In addition, it is agreed that Exceed shall reimburse FPCM for expenses related to the services provided by [Clearwater Analytics] with respect to each applicable Fund. The amount reimbursed will equal 1 basis point per annum and will be calculated and paid to FPCM by Exceed in a manner consistent with the calculation and payment of Compensation. FPCM shall keep and supply to the Trust, the Adviser, and FPCM reasonable records of all such expenses.

5.                  Investment Analysis and Commentary. FPCM will provide quarterly performance analysis and market commentary (the “Investment Report”) during the term of this Agreement. The Investment Reports are due within 10 days after the end of each quarter. In addition, interim Investment Reports shall be issued at such times as may be agreed upon by the Adviser, Exceed and FPCM; provided however, that any such interim Investment Report will be due within 10 days of the end of the month in which such agreement is reached between the Adviser, Exceed and FPCM. The subject of each Investment Report shall be mutually agreed upon. The Adviser is freely able to publicly distribute the Investment Report.

6.                  Compensation. For the services provided pursuant to this Agreement, FPCM is entitled to the amounts described in Exhibit A attached hereto. Such fee will be paid by Exceed for such services provided by FPCM during the term of the Sub-Advisory Agreement. The Adviser will pay any such fees to FPCM that begin accruing on and after the date on which the Sub-Advisory Agreement is terminated. Such fee will be computed daily and paid no later than the seventh (7th) business day following the end of each month, calculated at an annual rate based on FPCM Assets’ average daily net assets. The method of determining the net asset value of FPCM Assets for purposes hereof shall be the same as the method of determining net asset value for purposes of establishing the offering and redemption price of the shares of the Trust as described in the Funds’ Prospectus and/or SAI. If this Agreement shall be effective for only a portion of a month with respect to a Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.

7.                  Representations and Warranties of FPCM. FPCM represents and warrants to the Adviser, Exceed, and the Trust as follows:

(a)                FPCM is registered as an investment adviser under the Advisers Act;

(b)               FPCM is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)                The execution, delivery and performance by FPCM of this Agreement are within FPCM’s powers and have been duly authorized by all necessary actions of its directors, managers, members or shareholders, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of FPCM for execution, delivery and performance by FPCM of this Agreement, and the execution, delivery and performance by FPCM of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) FPCM’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon FPCM;

(d)               The Form ADV of FPCM provided to the Adviser, Exceed, and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of FPCM, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(e)                None of FPCM, its principals and employees has been the subject of any order or injunction issued by the SEC or any other relevant securities self-regulatory organization, that none of them has been convicted of any felony or misdemeanor related to securities, investment, commodities, or futures activities in any jurisdiction, whether foreign or domestic, and that none has been found to have violated any foreign or domestic federal or state securities law or any rules and/or regulations put forth by any regulatory body charged with the regulation and/or oversight of securities, investment, commodities, or futures activities; and

(f)                FPCM represents that no action, suit or proceeding is pending or, to the knowledge of FPCM, threatened against FPCM or its principals, employees or affiliates before or by any court, regulatory agency or other governmental authority that brings into question the validity of the transactions contemplated by this Agreement or that could impair the consummation by FPCM of this Agreement or the transactions contemplated hereby.

8.                  Representations and Warranties of Adviser. The Adviser represents and warrants to FPCM as follows:

(a)                The Adviser is registered as an investment adviser under the Advisers Act;

(b)               The Adviser is a corporation duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)                The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its directors or shareholders, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d)               The Form ADV of the Adviser provided to FPCM and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Adviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(e)                The Adviser acknowledges that it received a copy of FPCM’s Form ADV prior to the execution of this Agreement;

(f)                The Adviser and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, including without limitation, the appointment of a subadviser with respect to assets of a Fund and the Adviser’s entering into and performing this Agreement;

(g)               None of the Adviser, its principals and employees has been the subject of any order or injunction issued by the SEC or any other relevant securities self-regulatory organization, that none of them has been convicted of any felony or misdemeanor related to securities, investment, commodities, or futures activities in any jurisdiction, whether foreign or domestic, and that none has been found to have violated any foreign or domestic federal or state securities law or any rules and/or regulations put forth by any regulatory body charged with the regulation and/or oversight of securities, investment, commodities, or futures activities; and

(h)               The Adviser represents that no action, suit or proceeding is pending or, to the knowledge of Adviser, threatened against Adviser or its principals, employees or affiliates before or by any court, regulatory agency or other governmental authority that brings into question the validity of the transactions contemplated by this Agreement or that could impair the consummation by Adviser of this Agreement or the transactions contemplated hereby.

(i)                 The Adviser has implemented anti-money laundering policies and procedures that are reasonably designed to comply with applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 and any other applicable anti-money laundering laws and regulations;

(j)                 To the Adviser’s knowledge, the FPCM Assets, were (A) not and are not directly or indirectly derived from activities that may contravene applicable laws and regulations, including applicable anti-money laws and regulations and the laws, regulations and Executive Orders administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) and (B) derived from the offering of each Fund’s interests; and

(k)               The Adviser (or any person controlling or controlled by the Adviser, any person having a beneficial interest in the Adviser, or any person for whom the Adviser is acting as agent or nominee in connection with each Fund) is not (A) an individual or entity named on any available lists of known or suspected terrorists, terrorist organizations or of other sanctioned persons issued by the United States government and the government(s) of any jurisdiction(s) in which the Adviser is doing business, including the SDN List administered by OFAC, as such list may be amended from time to time; (B) an individual or entity otherwise prohibited by the OFAC sanctions programs; or (C) a current or former senior foreign political figure (“SFPF”) or politically exposed person (“PEP”), or an immediate family member or close associate of such an individual.

9.                  Representations and Warranties of Exceed. Exceed represents and warrants to FPCM as follows:

(a)                Exceed is registered as an investment adviser under the Advisers Act;

(b)               Exceed is a corporation duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c)                The execution, delivery and performance by Exceed of this Agreement are within Exceed’s powers and have been duly authorized by all necessary action on the part of its directors or shareholders, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of Exceed for the execution, delivery and performance by Exceed of this Agreement, and the execution, delivery and performance by Exceed of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) Exceed’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon Exceed;

(d)               The Form ADV of Exceed provided to FPCM and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of Exceed, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(e)                Exceed acknowledges that it received a copy of FPCM’s Form ADV prior to the execution of this Agreement;

(f)                Exceed and the Adviser have duly entered into the Subadvisory Agreement pursuant to which the Adviser authorized Exceed to delegate certain of its duties under the Subadvisory Agreement to other investment advisers, including without limitation, the appointment of a subadviser with respect to assets of a Fund and Exceed’s entering into and performing this Agreement;

(g)               None of Exceed, its principals and employees has been the subject of any order or injunction issued by the SEC or any other relevant securities self-regulatory organization, that none of them has been convicted of any felony or misdemeanor related to securities, investment, commodities, or futures activities in any jurisdiction, whether foreign or domestic, and that none has been found to have violated any foreign or domestic federal or state securities law or any rules and/or regulations put forth by any regulatory body charged with the regulation and/or oversight of securities, investment, commodities, or futures activities; and

(h)               Exceed represents that no action, suit or proceeding is pending or, to the knowledge of Exceed, threatened against Exceed or its principals, employees or affiliates before or by any court, regulatory agency or other governmental authority that brings into question the validity of the transactions contemplated by this Agreement or that could impair the consummation by Exceed of this Agreement or the transactions contemplated hereby.

(i)                 Exceed has implemented anti-money laundering policies and procedures that are reasonably designed to comply with applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 and any other applicable anti-money laundering laws and regulations;

(j)                 To Exceed’s knowledge, the FPCM Assets, were (A) not and are not directly or indirectly derived from activities that may contravene applicable laws and regulations, including applicable anti-money laws and regulations and the laws, regulations and Executive Orders administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) and (B) derived from the offering of each Fund’s interests; and

(k)               Exceed (or any person controlling or controlled by Exceed, any person having a beneficial interest in Exceed, or any person for whom Exceed is acting as agent or nominee in connection with each Fund) is not (A) an individual or entity named on any available lists of known or suspected terrorists, terrorist organizations or of other sanctioned persons issued by the United States government and the government(s) of any jurisdiction(s) in which Exceed is doing business, including the SDN List administered by OFAC, as such list may be amended from time to time; (B) an individual or entity otherwise prohibited by the OFAC sanctions programs; or (C) a current or former senior foreign political figure (“SFPF”) or politically exposed person (“PEP”), or an immediate family member or close associate of such an individual.

10.              Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by FPCM, the Adviser, and Exceed pursuant to the recitals above and Sections 7, 8, and 9, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true or accurate in all material effects.

11.              Liability and Indemnification.

(a)                Liability. FPCM shall exercise its best judgment in rendering its services in accordance with the terms of this Agreement, but otherwise, in the absence of willful misfeasance, bad faith or gross negligence on the part of FPCM or a reckless disregard of its duties hereunder, FPCM, each of its affiliates and all respective partners, officers, directors and employees (“Affiliates”) and each person, if any, who within the meaning of the Securities Act controls FPCM (“Controlling Persons”), if any, shall not be subject to any expenses or liability to the Adviser, Exceed, the Trust or a Fund or any of

the Fund’s shareholders, in connection with the matters to which this Agreement relates, including without limitation for any losses that may be sustained in the purchase, holding or sale of FPCM Assets. The Adviser and Exceed shall each exercise its best judgment in rendering its obligations in accordance with the terms of this Agreement, but otherwise (except as set forth in Section 11(c) below), in the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser or Exceed or a reckless disregard of its duties hereunder, the Adviser and Exceed, any of the Affiliates of the Adviser and Exceed and each of the Adviser’s Controlling Persons and Exceed’s Controlling Persons, if any, shall not be subject to any liability to FPCM, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of FPCM Assets. Notwithstanding the foregoing, nothing herein shall relieve the Adviser, Exceed, and FPCM from any of their obligations under applicable law, including, without limitation, the federal and state securities laws.

(b)               Indemnification. FPCM shall indemnify the Adviser, Exceed,the Trust and each Fund, and their respective Affiliates and Controlling Persons for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which the Adviser, Exceed, the Trust and/or the Fund and their respective Affiliates and Controlling Persons may sustain as a result of FPCM’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws. Unless otherwise obligated under applicable law, FPCM shall not be liable for indirect, punitive, special or consequential damages arising out of this Agreement.

The Adviser shall indemnify FPCM, its Affiliates and its Controlling Persons, for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

Exceed shall indemnify FPCM, its Affiliates and its Controlling Persons, for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which may be sustained as a result of Exceed’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

(c)                FPCM shall not be liable to the Adviser or Exceed for acts of FPCM which result from acts of the Adviser or Exceed, including, but not limited to, a failure of the Adviser or Exceed to provide accurate and current information with respect to any records maintained by the Adviser or Exceed, which records are not also maintained by or otherwise available to FPCM upon reasonable request.

12.              Duration and Termination.

(a)                Duration. Unless sooner terminated, this Agreement shall continue for an initial period of no more than two years following the date and year upon which

FPCM begins to manage Fund assets, and shall continue automatically for successive annual periods with respect to each Fund, provided such continuance is specifically approved at least annually by the Trust’s Board of Trustees or vote of the lesser of (a) 67% of the shares of the Fund represented at a meeting if holders of more than 50% of the outstanding shares of the Fund are present in person or by proxy or (b) more than 50% of the outstanding shares of the Fund; provided that in either event its continuance also is approved by a majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)               Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to one or more Funds, without payment of any penalty:

(i)                 By vote of a majority of the Trust’s Board of Trustees, or by “vote of a majority of the outstanding voting securities” of a Fund (as defined in the 1940 Act), or by the Adviser, in each case, upon not more than 60 days’ written notice to FPCM;

(ii)               By any party hereto upon written notice to the other party in the event of a breach of any provision of this Agreement by the other party if the breach is not cured within 15 days of notice of the breach; or

(iii)             By FPCM upon not more than 60 days’ written notice to the Adviser, Exceed, and the Trust.

This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement.

13.              Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review FPCM’s performance of its duties under this Agreement. Nothing contained in this Agreement shall obligate the Adviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in a Fund.

14.              Duties of Exceed. Exceed shall continue to have responsibility for all services to be provided to the Fund pursuant to the Subadvisory Agreement and shall oversee and review FPCM’s performance of its duties under this Agreement. Nothing contained in this Agreement shall obligate Exceed to provide any funding or other support for the purpose of directly or indirectly promoting investments in a Fund.

15.              Reference to Adviser, Exceed, and FPCM.

(a)                FPCM grants, subject to the conditions below, the Adviser and Exceed non-exclusive rights to use, display and promote trademarks of FPCM in conjunction with any activity associated with the Funds. In addition, the Adviser and Exceed may promote the identity of and services provided by FPCM to the Adviser and Exceed, which references shall not differ in substance from those included in the

Prospectus, SAI and this Agreement, in any advertising or promotional materials. The Adviser and Exceed shall protect the goodwill and reputation of FPCM in connection with marketing and promotion of the Funds. The Adviser and Exceed shall submit to FPCM for its review and approval all such public informational materials relating to the Funds that refer to any recognizable variant or any registered mark or logo or other proprietary designation of FPCM. Approval shall not be unreasonably withheld by FPCM and notice of approval or disapproval will be provided promptly and in any event within three (3) business days. Subsequent advertising or promotional materials having very substantially the same form as previously approved by FPCM may be used by the Adviser or Exceed without obtaining FPCM’s consent unless such consent is withdrawn in writing by FPCM.

(b)               Neither FPCM nor any Affiliate or agent of FPCM shall make reference to or use the name of the Adviser, Exceed, or any of each entity’s Affiliates or clients, except references concerning the identity of and services provided by the Adviser or Exceed to the Funds or to FPCM, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed and notice of approval or disapproval will be provided promptly and in any event within three (3) business days. FPCM hereby agrees to make all commercially reasonable efforts to cause any Affiliate of FPCM to satisfy the foregoing obligation.

16.              Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

17.              Confidentiality. Subject to the duties of the Adviser, Exceed, the Trust and FPCM to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential and shall not disclose any and all information pertaining to the Funds and the actions of FPCM, the Adviser, Exceed and the Funds in respect thereof; except to the extent:

(a)                Authorized. The Adviser or the Trust has authorized such disclosure;

(b)               Court or Regulatory Authority. Disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory authorities or any self-regulatory authority having jurisdiction over Adviser, Exceed or FPCM;

(c)                Publicly Known Without Breach. Such information becomes known to the general public without a breach of this Agreement or a similar confidential disclosure agreement regarding such information;

(d)               Already Known. Such information already was known by the party prior to the date hereof;

(e)                Received From Third Party. Such information was or is hereafter rightfully received by the party from a third party (expressly excluding the Funds’ custodian, prime broker and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidential disclosure agreement regarding them, to the extent the existence of such agreement is known or should be known by the disclosing party; or

(f)                Independently Developed. The party independently developed such information.

In addition, FPCM and its officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of a Fund, as a result of disclosing a Fund’s portfolio holdings. FPCM agrees, consistent with its Code of Ethics, that neither it nor its officers, directors or employees may engage in personal securities transactions based on non-public information about a Fund’s portfolio holdings.

18.              Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a)                If to FPCM:

First Principles Capital Management, LLC

Attn: Michael Baek, Steven Miller

140 Broadway, 21st Floor

New York, New York 10005

Phone: 212-380-2287/2286

Fax: 212-380-2290

Email: mlieberman@fpcmllc.com   mbaek@fpcmllc.com   smiller@fpcmllc.com

(b)               If to the Adviser:

General Counsel

JNF Advisors, Inc.

10350 Ormsby Park Place

Louisville, Kentucky 40223

866-667-0563

(c)                If to Exceed:

Exceed Advisory, LLC

Attn: Lawrence Solomon

28 West 44th Street

16th Floor

NY, NY 10036

19.              Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

20.              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

21.              Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

22.              Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

23.              Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

24.              Entire Agreement. This Agreement, together with all exhibits, attachments and appendices, contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

25.              Limited Non-Compete Provision.  Until November 1, 2016, FPCM shall not serve as adviser or subadviser to any retail-targeted fund offered in a variable annuity tracking the EXPROT index without permission from the Adviser.

Adviser will not object to the Subadvisor’s participation in the registration of any funds prior to November 1, 2016, so long as the launch of any retail-targeted fund offered in a variable annuity which tracks the EXPROT index occurs subsequent to November 1, 2016.

This non-compete provision shall be waived in the event that, prior to November 1, 2016, the Fund’s registration statement is amended to disclose the Fund is in the process of being liquidated.

This non-compete provision shall survive termination of this Agreement prior to November 1, 2016.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISER

JNF ADVISORS, INC.

By: /s/ Craig Hawley

Title: General Counsel

EXCEED

EXCEED ADVISORY LLC

By: /s/ Lawrence Solomon

Title: COO

FPCM

FIRST PRINCIPLES CAPITAL MANAGEMENT, LLC

By: /s/ Mark F. Lieberman

Title: Managing Director

By: /s/ Michael J. Baek

Title: Managing Director

SUBADVISORY AGREEMENT

between JNF ADVISORS, INC. (the “Adviser”),

and FIRST PRINCIPLES CAPITAL MANAGEMENT, LLC (“FPCM”)

SCHEDULE A

FUNDS TO BE SERVICED	ANNUAL FEE
JNF Exceed Defined Shield Index Portfolio	See chart below

FPCM will be paid monthly the following schedule based on the daily NAV of the underlying fixed income and cash portfolios:

	Increment	Total AUM	BPs charge
First	$0	$100,000,000	XX*
Next	$100,000,000	$500,000,000	XX*
Next	$500,000,000		XX*

*not disclosed pursuant to Exemptive Order